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                              EXPERT SYSTEMS, INC.
                            1993 STOCK OPTION PLAN


I.  PURPOSE.

    The Expert Systems, Inc. 1993 Stock Option Plan is intended as an incentive and to encourage stock ownership by directors, officers and other key employees of the Corporation and of its Parent, Subsidiaries and Affiliates, and consultants and other representatives of the Corporation or its Parent, Subsidiaries and Affiliates in order to provide them with a proprietary interest or to increase their proprietary interest in the Corporation's success and/or to encourage them to remain in the employ or engagement of the Corporation or its Parent, Subsidiary or Affiliate.

II. DEFINITIONS.

    Where the following words appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates a contrary meaning:

    A. Affiliate -Any corporation or other business organization in which the Parent owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of the Option.

    B.   Board of Directors -The Board of Directors of the Corporation.

    C. Code -The Internal Revenue Code of 1986, as amended, including amendments hereafter adopted.

    D. Committee -The Compensation Committee of the Board of Directors or any successor Committee appointed by the Board of Directors as provided in Paragraph III.B of the Plan.

    E. Consultant -Consultant shall mean any consultant or other representative of the Corporation or any present or future Parent, Subsidiary or Affiliate.

    F. Corporation -Expert Systems, Inc., a Georgia corporation, that is the parent corporation as defined in Subsections 424(e) and (g) of the Code.

    G. Employee -Employee shall mean any officer or other key employee (including an officer or other key employee who is also a director) employed on a full-time basis by the Corporation or any present or future Parent, Subsidiary or Affiliate.

    H. ISO -An option granted under the Plan which constitutes an incentive stock option within the meaning of Section 422 of the Code.


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    I.   Non-Qualified Stock Option -An option granted under the Plan which does not qualify as an incentive stock option within the meaning of
Section 422 of the Code.

    J. Option -An option granted under the Plan which may be either an ISO or a Non-Qualified Stock Option.

    K. Option Agreement -The document setting forth the terms and conditions of each Option.

    L.   Optionee -The holder of an Option.

    M. Parent -Parent shall mean any present or future parent corporation of the Corporation, as defined in Subsections 424 (e) and (g) of the Code.

    N. Plan -Expert Systems, Inc. 1993 Stock Option Plan, as the same may be amended from time to time in accordance with the terms hereof.

    0. Shares -The shares of common stock of the Corporation, no par value, subject to adjustment as provided in Paragraph V of the Plan.

    P. Subsidiary -Any present or future subsidiary corporation of the Corporation, as defined in Subsections 424(f) and (g) of the Code.

III. ADMINISTRATION.

     A. The Board of Directors shall have full and complete authority in its sole discretion, but subject to the express provisions of the Plan, to grant Options, to determine the option price of the Shares covered by each option, to determine the directors, officers, Employees and Consultants of the Corporation and of any Parent, Subsidiary and Affiliate to whom, and the time or times at which, Options shall be granted and the number of Shares to be covered by each option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Option grants (which terms need not be identical); to cancel and amend Options (with the consent of the holder of the Option where required); to impose such conditions on the grant of options as it determines to be appropriate, including the surrender of outstanding stock options issued under the Plan or any other stock option plan of the Corporation or of any parent, Subsidiary or Affiliate, regardless of the option price; and to make all other determinations and rules and take such other action deemed necessary or advisable for the administration of the Plan. In addition, the Board of Directors may extend the duration of any Option for a period not to exceed one year subject to the provisions of Paragraph VI.B without changing the option price upon such terms as the Board of Directors may deem advisable.


                                 Page 11 of 22 pages
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    Each determination, interpretation, rule or other action made or taken pursuant to the Plan by the Board of Directors shall be final and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Corporation, its Parent, Subsidiaries and Affiliates, the Board of Directors, the Committee, directors, officers, Employees and Consultants of the Corporation and its Parent, Subsidiaries and Affiliates, and Optionees and their respective successors in interest.

    B. The Board of Directors may at any time hereafter appoint a Committee consisting of not less than three (3) members and may from time to time fix the number of members (subject to the foregoing minimum), appoint members of the Committee in substitution for or in addition to members previously appointed, and fill vacancies, however caused, on the Committee. Upon its appointment, the Committee shall have all the powers and authority of the Board of Directors granted under Paragraphs III, IV and VI of the Plan unless, and to the extent, otherwise limited from time to time by the Board of Directors.

    Each member of the Committee shall be a member of the Board of Directors who is not eligible to participate under the Plan and who has not been granted or awarded equity securities of the Corporation for at least one year prior to the time the director becomes a member of the Committee or during such service on the Committee pursuant to the Plan or any other "plan" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("34 Act") except as otherwise permitted under Rule 16b-3 (or any successor rule or regulation).

    The Board of Directors may designate one (1) of the members of the Committee as its chairman, and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting at which a quorum was present. Any decision or determination reduced to writing and signed by all the members of the Committee shall be effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

    C. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the administration of the Plan and the granting of Options thereunder.

IV. ELIGIBILITY AND LIMITATIONS.

    Options may be granted only to directors, officers, Employees and Consultants of the Corporation or of any present or future Parent, Subsidiary or Affiliate. Notwithstanding the foregoing, Options may not be granted to directors who are not Employees upon the Corporation or any present or future Parent registering any class of any equity security pursuant to Section 12 of the 34 Act. Persons who are not Employees of the Corporation or of a Parent or Subsidiary will not be eligible to receive an ISO. In determining the number of shares to be covered by each Option, subject to Paragraph V hereof, and persons to whom

                                 Page 12 of 22 pages
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options shall be granted, the Board of Directors shall take into account such factors as it shall deem relevant in connection with accomplishing the purposes of the Plan as set forth in Paragraph I hereof. Any person who has been granted an Option may be granted an additional Option or Options if the Board of Directors shall so determine. No ISO shall be granted to an individual who, at the time the ISO is granted, owns (within the meaning of Section 422 (b) (6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of its Parent or any Subsidiary, unless, at the time the ISO is granted, the option price is at least 110 percent (110%) of the fair market value of the Shares subject to the ISO, and the ISO by its terms is not exercisable after the expiration of five (5) years from the date the ISO is granted.

    The aggregate fair market value (determined as of the time an ISO is granted) of the Shares with respect to which ISO's are exercisable for the first time by the Optionee during any calendar year (under all plans of the Corporation and the Parent and Subsidiaries, if any) shall not exceed $100,000. ISOs granted to an Optionee in excess of such limitation in any calendar year shall be deemed to be a Non-Qualified Stock Option.

    Each Option must be granted within ten (10) years from the date on which the Plan is adopted by the Board of Directors or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

V.  AVAILABLE SHARES AND STOCK ADJUSTMENTS.

    A. The total number of Shares that may be issued pursuant to Options granted under this Plan shall not exceed 100,000 Shares, subject to adjustment as set forth hereinafter. Shares subject to the Plan may be either authorized but unissued Shares or Shares that were once issued and subsequently reacquired by the Corporation. If any Option is surrendered before exercise or lapses without exercise or for any other reason ceases to be exercisable (including by reason of the purchase of the Option by the Corporation in lieu of issuing Shares), the Shares reserved therefor shall continue to be available under the Plan. The Corporation will reserve and keep available a sufficient number of authorized but unissued Shares and/or treasury Shares to be issued upon the exercise of the Options.

    B. In the event of a stock split, stock dividend, combination of Shares, or a reclassification of the Shares or other similar action by the Corporation, the total number of Shares which may be issued under the Plan upon the exercise of Options and the total number of Shares and/or the option price contained in any outstanding Option pursuant to which Options were granted under this Plan, shall be appropriately adjusted as determined by the Board of Directors in its sole discretion. Any such adjustment in the number of Shares and/or option price of an ISO shall be made in such manner as to not constitute a modification as defined in Subsection 424 (h) (3) of the Code and only to the extent permitted by Sections 422 and 425 of the Code.

    C. In the event of any merger or consolidation or other reorganization in which the Corporation shall be the surviving corporation and its shareholders have a right to receive

                                 Page 13 of 22 pages
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(or retain), in whole or in part, equity securities for the outstanding Shares held, each holder of an outstanding option shall be entitled to receive (or retain), upon the exercise of the Option, in lieu of the number of Shares as to which such holder of the Option would otherwise have been entitled to receive upon the exercise of the Option immediately prior to such merger or consolidation or other reorganization, the number and class of shares or other securities and consideration to which such holder of the Option would have been entitled pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Option had been the holder of record of a number of Shares equal to the number of Shares to which such Option is then being so exercised. Comparable rights shall accrue to each holder of an Option in the event of successive mergers or consolidations or other reorganization.

    D. In the event of any merger or consolidation or other reorganization, in which the shareholders of the Corporation shall not receive (or retain) any equity securities of the surviving corporation for their Shares, regardless of whether the Corporation is the surviving corporation, or upon the dissolution or liquidation of the Corporation, except as hereinafter set forth, all Options (whether or not vested in whole or in part) which have not been exercised prior to such event, shall terminate upon such event unless and to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by another corporation of, any unexercised options then outstanding. Such action by the Board of Directors may be taken with respect to ISO's only to the extent permitted by the Code, including Sections 422 and 424, unless the Options are or are to become Non-Qualified Stock Options. Except to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by another corporation of, any unexercised Options then outstanding or shall have specifically otherwise provided as permitted by this subparagraph D, the Options which have not vested shall not become exercisable prior to such event and all outstanding Options shall expire upon such event.

    E. In the event of any merger or consolidation or other reorganization in which the Corporation is not the surviving corporation and in which its shareholders shall receive equity securities (regardless of whether they receive other consideration) for their Shares, each holder of an outstanding Option shall be entitled to receive, upon the exercise of the Option, in lieu of the number of Shares as to which such holder of the Option would otherwise have been entitled to receive upon the exercise of the Option immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and consideration to which such holder of the option would have been entitled pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the option had been the holder of record of a number of Shares equal to the number of Shares to which such option is then being so exercised. Comparable rights shall accrue to each holder of an Option in the event of successive mergers or consolidations or reorganizations.


                                 Page 14 of 22 pages
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    F.   Any adjustments pursuant to this Paragraph V may provide for the elimination of any fractional interest which might otherwise become subject to an Option, with or without consideration, as determined by the Board of Directors of the Corporation.


VI. OPTION TERMS

    The options will be granted under terms and conditions set forth in a written instrument as determined by the Board of Directors from time to time, which will include (but not by way of limitation) the following:

    A. Price and Payment -The purchase price of each Share covered by each Option shall be determined by the Board of Directors. The purchase price of each Share covered by an Option shall not be less than the fair market value of a Share at the time of the granting of the Option. The fair market value of a Share shall be determined without regard to any restriction other than restrictions which by their terms will never lapse. The purchase price of the Shares to which an Option shall be exercised shall be paid in full at the time of the exercise in cash or by check, subject to collection. The Board of Directors may also provide that the purchase price may be paid in whole or in part by the Optionee by assigning to the Corporation a number of Shares having a fair market value, determined as of the date the Option is exercised, equal to the cash amount of the option price for the Shares being acquired upon the exercise of the Option in exchange for the Shares being assigned. In such event, the Board of Directors may, in its sole discretion, require certain representations and other conditions precedent to the acceptance of the Shares from the Optionee.

    B. Duration -The duration of the Options shall be as determined by the Board of Directors, but in no event shall an option granted hereunder be exercisable after the earliest of any of the following dates: (i) the expiration of ten (10) years from the date the Option is granted; (ii) one (1) year after the cessation of employment, engagement, officership or directorship, as the case may be, of the holder of the Option with the Corporation, any Subsidiary, or the Parent or any Affiliate, except in the event of termination of such employment, engagement or election, as the case may be, by reason of disability or death; (iii) two (2) years after the cessation of such employment, engagement, officership or directorship, as the case may be, in the event of termination of employment or engagement or election, as the case may be, due to death or disability (within the meaning of Section 422(c)(6) of the Code). The Board of Director's determination as to whether such employment, engagement or election of an optionee has ceased and the effective date thereof shall be final and conclusive on all persons affected thereby. Whether military or other government or eleemosynary service or other leave of absence will constitute termination of such employment, engagement or election shall be determined in each case by the Board of Directors in its sole discretion.


                                 Page 15 of 22 pages
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    C.   Non-transferability -Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution or as otherwise permitted pursuant to Section 424 (c) (4) of the Code (or any successor provision). Options may be exercised during the lifetime of the Optionee only by the Optionee personally or by the Optionee's legal representative.

    D. Exercise of Option -Options granted hereunder shall be exercisable in whole or in part as determined by the Board of Directors; provided, however, that no ISO shall be exercisable in whole or in part prior to one (1) year from the date the ISO is granted except as permitted pursuant to Paragraph V.

    E. Conditions to Exercise of Options -Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Shares shall comply with (or be exempt from) all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange or national market system on which the Shares may then be listed. If the issuance or transfer of Shares to be issued or issued pursuant to any Option granted under this Plan may in the opinion of counsel to the Corporation conflict or be inconsistent with any applicable laws or regulations of any governmental agency having jurisdiction, including, without limitation, federal and state securities laws, the Corporation reserves the right to delay the issuance of the Shares upon the exercise of an option and such delay shall be without liability to or other obligation of the Corporation. The Corporation shall have no obligation hereunder to file registration statements or other reports or notices or obtain any license or permit or exemption under any federal or state law with respect to the grant of an Option or the issuance of Shares upon the exercise of an Option or the transfer of such Shares at any time thereafter. The Board of Directors may require that the holder of an option, as a condition to each exercise of the option in whole or in part, to represent to the Corporation in writing that the Shares to be acquired upon the exercise of the Option are to be acquired by the holder of the Option for investment purposes only, for such person's own account, and not with a view to distribution and make such other representations as counsel to the Corporation may reasonably request to assure the availability of an exemption from or compliance with the registration, notice, reporting or licensing requirements of applicable federal or state securities laws. The Option may also set forth such other terms and conditions relating to the non-registration or qualification of the Shares or the issuance or transfer of the Shares by the Corporation under the federal and state securities laws, as the Board of Directors may prescribe. Such representations and other terms and conditions shall continue in effect as long as counsel to the Corporation may reasonably request. Shares issued with respect to any Option may be subject to a shareholders agreement restricting transferability of the Shares and containing such other terms and conditions as may be determined by the Board of Directors from time to time.

    F. Disposition of Shares -In the event the disposition of Shares acquired upon the exercise of any option is not covered by a then current registration statement under the Securities Act of 1933, as amended, and under state securities laws, the Shares so purchased shall be restricted against transfer to the extent and for as long as required by such laws

                                 Page 16 of 22 pages
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and regulations promulgated thereunder or until, and as long as, the Shares are covered by applicable registration statements filed by the Corporation in its sole discretion.

    G. Tax Withholdings -The Committee may, in its sole discretion and on terms it shall determine, withhold, or grant to an Optionee the right to elect to have withheld, Shares having a fair market value not in excess of the amount necessary to satisfy the withholding tax obligations of the Optionee, in whole or in part, relating to the exercise of the Option. Any election granted to an executive officer (as defined pursuant to rules promulgated under the 1934 Act) or director of the Parent shall only be made during the period set forth in Rule 16b-3 promulgated under the 1934 Act (or any successor rule or regulation).

VII. EXERCISE.

     An Option granted hereunder shall be exercisable in whole or in part only by written notice delivered in person or by mail to the President or the Chief Financial Officer of the Corporation at its principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and other consideration in accordance with the option. The holder of an Option shall not be deemed to be a holder of any Shares subject to any Option and shall not be entitled to the rights of a holder of any Shares, including the right to receive dividends, unless and until a stock certificate representing such Shares has been issued.

VIII. TERMINATION AND AMENDMENT.

      The Board of Directors may at any time terminate the Plan, or make such amendments thereto or modifications thereof as it shall deem advisable, including amendments deemed necessary or desirable to conform any ISO to any change in the Code or regulations thereto; provided, however, that the Board of Directors may not, without further approval by the shareholders of the Corporation, increase the maximum number of Shares for which Options may be granted under the Plan or change the designation of the class of employees and other persons eligible to receive Options. No termination, modification or amendment of the Plan shall, without the consent of the person to whom an Option shall theretofore have been granted, adversely affect the rights of such person under such Option without such person's consent.

IX.    MISCELLANEOUS.

Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Georgia.

                                 Page 17 of 22 pages
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Employee/Employer Rights.  The granting of options hereunder shall be entirely discretionary and nothing in the Plan shall be deemed to give any Employee, Consultant, officer or director any right of continued employment, engagement, officership, or directorship, as the case may be, or give any person any right to receive options or additional options hereunder or interfere in any way with the right of the Corporation, its Parent, Subsidiary or Affiliate to terminate the Optionee's employment, engagement or election, as the case may be, for any reason or the right of the Employee, Consultant, officer or director to terminate his/her employment, engagement, officership or directorship, as the case may be, for any reason.

IS0 Grants. This Plan is intended to provide in part for the grant of incentive stock options pursuant to Section 422 of the Code, including amendments thereto hereafter adopted, and the provisions of the Plan as they relate to ISO's and the ISO's granted shall be construed to effectuate such purpose. If for any reason it is subsequently determined that an Option intended to qualify as an ISO does not so qualify, the Corporation, Parent and Subsidiary shall have no liability to the Optionee.

X.  EFFECTIVE DATE.

    The Plan shall become effective on the date of its adoption by the Board of Directors subject to the approval of the Plan by the shareholders of the Corporation within twelve (12) months after the date of its adoption. The date of granting of an Option shall be the date on which the Board of Directors or the Committee, as the case may be, makes the determination of granting such Option or such later date as designated by the Board of Directors or the Committee.


                              Page 18 of 22 pages
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                                                                       EXHIBIT A


                       AMENDMENT TO EXPERT SYSTEMS, INC.
                             1993 STOCK OPTION PLAN


     The following amendment to Paragraph V.D of the EXPERT SYSTEMS, INC. 1993 STOCK OPTION PLAN was adopted by the unanimous written consent of the Board of Directors as of November 23, 1993:

"V.  Available Shares and Stock Adjustments

                                       *  *  *

     D. In the event of any merger or consolidation or other reorganization, in which the shareholders of the Corporation shall not receive (or retain) any equity securities of the surviving corporation for their Shares, regardless of whether the Corporation is the surviving corporation, or upon the dissolution or liquidation of the corporation, except as hereinafter set forth, all options which have been granted hereunder and are held by persons who are then directors, officers, Employees or Consultants of the Corporation or of any Parent, Subsidiary or Affiliate shall become immediately vested in full, unless and to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by another corporation of, any unexercised options then outstanding. Such action by the Board of Directors may be taken with respect to ISO's only to the extent permitted by the Code, including Sections 422 and 424, unless the Options are or are to become Non-Qualified Stock Options."


                                 Page 19 of 22 pages